-------------------------------------------------------------------------------
                              STATE STREET RESEARCH

-------------------------------------------------------------------------------
                                HIGH INCOME FUND
                            -------------------------

                           ANNUAL REPORT

                           March 31, 2002

                           --------------------
                              WHAT'S INSIDE
                           --------------------

                           FROM THE CHAIRMAN

                           America's Economy
                           Continues to Recover

                           PORTFOLIO MANAGER'S REVIEW

                           Optimism About the Economy Helps
                           Boost High-Yield Bonds

                           FUND INFORMATION

                           Facts and Figures

                           PLUS, COMPLETE PORTFOLIO HOLDINGS
                            AND FINANCIAL STATEMENTS

                                                    ---------------------------
                                                             DALBAR
                                                           MUTUAL FUND
                                                          SERVICE AWARD
                                                              2001
                                                    ---------------------------

                                                         For Excellence
                                                                in
                                                             Service

[LOGO] STATE STREET RESEARCH

FROM THE CHAIRMAN

[Photo of Richard Davis]

DEAR SHAREHOLDER:

The U.S. economy reported a single quarter of negative growth during the 12-month period ended March 31, 2002. Whether or not it actually qualified as a recession, which is typically defined as two consecutive quarters of negative growth, was not as important as the fact that the economy managed to rebound quickly and far more strongly than had been anticipated. As a result, the Federal Reserve Board announced that it had shifted its stance on monetary policy to neutral, an indication that it was finished cutting short-term interest rates for the near term. Consumers continued to spend right through the slowdown, which helped account for its brevity. Spending on autos and housing remained strong and retail sales were relatively steady. On the business side, the recovery has not been as robust. Most industries have managed to reduce their inventories and are beginning to fill new orders. However, the outlook for corporate profits is only cautiously optimistic, as early first quarter earnings reports contained more disappointments than positive surprises.

STOCKS

The U.S. stock market fluctuated wildly over the 12 months ended March 31, 2002 but it ended the period where it started with a gain of 0.24%, as measured by the S&P 500 Index.(1) Although technology stocks staged a strong comeback in the fourth quarter of 2001, the technology-heavy Nasdaq rose only 0.28% over the same period. Value stocks generally outperformed growth stocks, and small- and mid-cap value were stronger than large-cap value stocks. The Russell 2000(R) Value Index, a measure of small-cap value stock performance, returned 23.74% for the year.(1)

BONDS

The bond market generally outperformed the broad stock market indexes for the year, but it lost some ground in the fourth quarter as long-term interest rates edged up and investors scooped up battered stocks. The Lehman Brothers Aggregate Bond Index, a broad measure of government and corporate bonds, gained 5.35%(1). Mortgage bonds were the strongest performers as the pace of refinancings slowed. The Merrill Lynch Mortgage Master Index rose 6.46% for the 12-month period.(1)

INTERNATIONAL

Foreign markets were generally lackluster as economic weakness in the U.S. translated into economic slowdown around the world. Some parts of Asia have bucked the tide. However, Japan continues to struggle with recession and internal problems associated with its banking industry. Japan's weight in the MSCI EAFE Index, a common measure of stock market performance in developed economies, helped drag performance down to -8.08% for the year.(1)

LOOKING AHEAD

Although the past 12 months will be forever remembered for the unprecedented tragic events that took place on September 11, and the men and women who lost their lives, it has also been encouraging to witness that the basic political, military and economic strength of this great nation remains intact. The stock market's recovery from its September 11 lows demonstrates that Americans are regaining their optimism. Now, more than ever, it is important to stay with your investment plan. And talk with your financial adviser. Your adviser can help you identify opportunities and strategies that look attractive in the current environment.

Sincerely,

/s/ Richard Davis

Richard Davis
Chairman
March 31, 2002

(1) The S&P 500 Index (officially the "Standard and Poor's 500 Composite Stock Price Index") is an unmanaged index of 500 U.S. stocks. The Lipper High Current Yield Funds Average shows the performance of a category of mutual funds with similar goals. The Lipper average shows how well the fund has done compared with competing funds. The Russell 2000(R) Value Index contains those stocks within the complete Russell 2000 Index (a small-company index) that show below-average growth. The CSFB Global High Yield II Index mirrors the public high- yield debt market, representing a total of 250 different sectors within this market. The Lehman Brothers Aggregate Bond Index includes fixed- rate debt issues rated investment grade or higher. The Merrill Lynch Mortgage Master Index is comprised of fixed-rate, coupon-bearing pools of mortgage pass-through securities that have various maturities. The MSCI EAFE Index is a market capitalization- weighted index comprised of stocks from Europe, Australasia and the Far East. The indexes do not take transaction charges into consideration. It is not possible to invest directly in an index.

(2) 2.65% for Class B(1) shares; 2.64% for Class B shares; 2.63% for Class C shares; and 3.36% for Class S shares.

(3) KEEP IN MIND THAT PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS. The fund's share price, yield and return will fluctuate, and you may have a gain or loss when you sell your shares. All returns assume reinvestment of capital gains distributions and income dividends at net asset value.

(4) Performance reflects a maximum 4.50% Class A share front-end sales charge, or 5% Class B(1) or Class B share or 1% Class C share contingent deferred sales charge, where applicable. Returns for Class B(1) reflect Class B performance through December 31, 1998. Class B (1) was introduced on January 1, 1999.

(5) Class S shares, offered without a sales charge, are available through certain employee benefit plans and special programs.

PLEASE NOTE THAT THE DISCUSSION THROUGHOUT THIS SHAREHOLDER REPORT IS DATED AS INDICATED AND, BECAUSE OF POSSIBLE CHANGES IN VIEWPOINT, DATA AND TRANSACTIONS, SHOULD NOT BE RELIED UPON AS BEING CURRENT THEREAFTER.

-------------------------------------------------------------------------------
FUND INFORMATION (all data are for periods ended March 31, 2002)
-------------------------------------------------------------------------------
TOTAL VALUE OF $10,000 INVESTED ON MARCH 31, 1992 (Class A shares, at maximum applicable sales charge)(3)(4)

                                       (Class A shares,
                                    at maximum applicable
                 Year                sales charge)(3)(4)
                 ----                ------------------
                "3/92"                   $ 9,550
                "3/93"                    11,335
                "3/94"                    12,987
                "3/95"                    13,221
                "3/96"                    14,919
                "3/97"                    16,456
                "3/98"                    19,909
                "3/99"                    19,273
                "3/00"                    18,956
                "3/01"                    14,499
                "3/02"                    14,981

YIELD
---------------------------------------------
Class A                                 7.47%
---------------------------------------------
Class B(1)                              7.21%
---------------------------------------------
Class B                                 7.18%
---------------------------------------------
Class C                                 7.18%
---------------------------------------------
Class S                                 8.23%
---------------------------------------------

Yield is based on the net investment income produced for the 30 days ended March 31, 2002. A high yield could be indicative of high-risk bond holdings that have decreased in price because of financial problems of the issuers of the bonds.

CUMULATIVE TOTAL RETURN
(at maximum applicable sales charge)(4)
----------------------------------------------------
                10 YEARS      5 YEARS      1 YEAR
----------------------------------------------------
Class A          49.81%       -13.06%       -1.32%
----------------------------------------------------

AVERAGE ANNUAL TOTAL RETURN
(at maximum applicable sales charge)(3)(4)(5)
--------------------------------------------------------------------
                         10 YEARS        5 YEARS           1 YEAR
--------------------------------------------------------------------
  Class A                  4.13%          -2.76%            -1.32%
--------------------------------------------------------------------
  Class B(1)               3.89%          -2.82%            -2.11%
--------------------------------------------------------------------
  Class B                  3.91%          -2.78%            -2.11%
--------------------------------------------------------------------
  Class C                  3.90%          -2.57%             1.68%
--------------------------------------------------------------------
  Class S                  4.80%          -1.61%             3.36%
--------------------------------------------------------------------

AVERAGE ANNUAL TOTAL RETURN
(does not reflect sales charge)(3)(5)
--------------------------------------------------------------------
                         10 YEARS        5 YEARS           1 YEAR
--------------------------------------------------------------------
  Class A                  4.61%          -1.86%             3.33%
--------------------------------------------------------------------
  Class B(1)               3.89%          -2.58%             2.65%
--------------------------------------------------------------------
  Class B                  3.92%          -2.53%             2.64%
--------------------------------------------------------------------
  Class C                  3.90%          -2.57%             2.63%
--------------------------------------------------------------------
  Class S                  4.80%          -1.61%             3.36%
--------------------------------------------------------------------

PORTFOLIO MANAGER'S REVIEW

High Income Fund: Optimism About the Economy Helps Boost High-Yield Bonds

We spoke with Rosalina Feliciano and Don DeVeuve, co-portfolio managers of State Street Research High Income Fund, about the year ended March 31, 2002, and their outlook for the period ahead. Feliciano and DeVeuve assumed portfolio management responsibilities for the fund in July 2001.

Q: HOW DID THE FUND PERFORM LAST YEAR?

A: It was a solid year for the fund. Class A shares returned 3.33%, [without sales charge] for the 12 months ended March 31, 2002.(2) That was higher than the Lipper High Current Yield Funds Average, which was -0.94%.(1) The fund slightly underperformed the CSFB Global High Yield II Index, which returned 3.41%.(1)

Q: WHAT WERE THE REASONS FOR THE FUND'S STRONG PERFORMANCE RELATIVE TO OTHER
   HIGH-YIELD FUNDS?

A: During the early part of the year we outperformed our peers by investing in higher-quality, more liquid "BB"-rated securities, which were the better performers in the high-yield universe. We restructured the fund to eliminate some of the riskier positions, which was a good move in light of the increased volatility and uncertainty in the financial markets spurred by the events of September 11, accounting investigations by the Securities Exchange Commission and increased default rates among high-yield bonds.

   Then, during the second half of the year, we shifted our strategy somewhat and increased our exposure to single "B" securities, but we focused on the higher-quality issues of this lower rating tier. As the Federal Reserve Board continued to lower interest rates to boost the economy, this sector of the market outperformed in the second half of the year.

   In terms of sector performance, the fund benefited from its overweighting in healthcare, which was a strong performer in 2001. We began reducing our exposure to healthcare as valuations rose.

Q: WERE THERE ANY DISAPPOINTMENTS DURING THE PERIOD.

A: The fund's telecommunications investments did poorly. The sector was the worst performer of the year. However, our decision to underweight the sector helped performance relative to other high-yield funds.


Q: WHAT SPECIFIC CHANGES DID YOU MAKE TO THE PORTFOLIO AS YOU RESTRUCTURED?

A: Over the year, we reduced our exposure to the wireline telecommunications sector; to wireless companies, as both tower companies and wireless providers have been hurt by lower-than-expected subscriber growth; and finally to energy stocks, which came under pressure because of the Enron default. We did not own a position in Enron, but we reduced our exposure to other names in the sector--namely, Calpine and AES--because of the increased volatility and uncertainty of the sector.

   As mentioned above, we also increased our exposure to "B"-rated securities as the economy's prospects improved. We also purchased the debt of investment-grade companies that had fallen out of favor, such as Williams Companies, U.S. West Communications, AT&T and Tyco International.

   Many of these "fallen angels" were trading at attractive levels relative to the high-yield market.

Q: THE FUND ALSO INVESTS IN DEBT OUTSIDE THE U.S. HOW DID THOSE INVESTMENTS
   FARE?

A: They fared well. The fund's investments in emerging market sovereign debt--that is, government bonds issued by emerging nations--helped performance as these markets continued to be strong performers.

Q: WHAT IS YOUR OUTLOOK FOR THE PERIOD AHEAD?

A: We are encouraged by the progress made by the U.S. economy. Although we only expect a modest recovery, we believe that lower-quality securities continue to offer the best return potential during this upswing and we have positioned the fund accordingly. We also believe that the fund's diversification in highly liquid issues offers some downside protection against any negative events in the market.

March 31, 2002
------------------------------------------------------------------------------
------------------------------------------------------------------------------
ASSET ALLOCATION                      5 LARGEST INDUSTRY BOND POSITIONS
(by percentage of net assets)         (by percentage of net assets)

"B"                      48%          SERVICES              9.6%
"BB"                     37%          CHEMICAL              8.3%
"BBB"                     9%          CASINO                7.8%
"CCC"                     3%          PAPER & PACKAGING     7.2%
Cash                      2%          CABLE                 6.2%
Common Stocks/Warrants    1%
                                      Total: 39.1%

Quality Ratings based on those provided by Standard & Poor's Corp. and/or equivalent ratings by Moody's Investors Services, Inc.

STATE STREET RESEARCH HIGH INCOME FUND

------------------------------------------------------------------------------------------------------------------------
                                                                         PRINCIPAL         MATURITY         VALUE
                                                                           AMOUNT            DATE          (NOTE 1)
------------------------------------------------------------------------------------------------------------------------
BONDS 96.6%
AEROSPACE/DEFENSE 2.5%
Alliant Techsystems Inc. Sr. Sub. Note, 8.50% ......................    $ 3,250,000         5/15/2011       $3,477,500
Argo-Tech Corp. Sr. Sub. Note 8.625% ...............................        750,000        10/01/2007          671,250
B/E Aerospace Inc. Sr. Sub. Note, 9.50% ............................      4,375,000        11/01/2008        4,112,500
                                                                                                          ------------
                                                                                                             8,261,250
                                                                                                          ------------
CABLE 6.2%
Adelphia Communications Corp. Sr. Note, 9.375% .....................      2,200,000        11/15/2009        1,914,000
Adelphia Communications Corp. Sr. Note, 10.25% .....................      1,000,000         6/15/2011          930,000
British Sky Broadcasting Group Note, 6.875% ........................      3,300,000         2/23/2009        3,095,862
Charter Communications Holdings Inc. Sr. Note, 0.00%
  to 3/31/2004, 9.92% from 4/1/2004 to maturity ....................        775,000         4/01/2011          534,750
Charter Communications Holdings Inc. Sr. Note, 10.75% ..............      4,800,000        10/01/2009        4,824,000
CSC Holdings Inc. Sr. Note, 7.625% .................................      1,050,000         4/01/2011        1,011,412
EchoStar DBS Corp. Sr. Note, 9.375% ................................      1,550,000         2/01/2009        1,612,000
Mediacom Broadband LLC, 11.00% .....................................      2,900,000         7/15/2013        3,248,000
Panamsat Corp., 8.50%+ .............................................      3,300,000         2/01/2012        3,283,500
                                                                                                          ------------
                                                                                                            20,453,524
                                                                                                          ------------
CASINO 7.8%
Anchor Gaming Co. Sr. Sub. Note, 9.875% ............................      3,515,000        10/15/2008        3,928,012
Aztar Corp. Sr. Sub. Note, 9.00% ...................................      3,300,000         8/15/2011        3,440,250
Hollywood Casino Shreveport Corp. Note, 13.00% .....................      1,240,000         8/01/2006        1,286,500
International Game Technology Co. Sr. Note, 8.375% .................      3,465,000         5/15/2009        3,646,913
Mandalay Resort Group Co. Sr. Sub. Note Series B, 10.25% ...........      2,870,000         8/01/2007        3,113,950
MGM Grand Inc. Sr. Sub. Note, 9.75% ................................      3,375,000         6/01/2007        3,632,344
Park Place Entertainment Corp. Sr. Sub. Note, 9.375% ...............      4,300,000         2/15/2007        4,558,000
Regal Cinemas Corp. Sr. Sub. Note, 9.375%+ .........................        900,000         2/01/2012          940,500
Six Flags Inc. Sr. Note, 8.875%+ ...................................      1,100,000         2/01/2010        1,113,750
                                                                                                          ------------
                                                                                                            25,660,219
                                                                                                          ------------
CHEMICAL 8.3%
Huntsman International LLC Sr. Note, 9.875%+ .......................      3,100,000         3/01/2009        3,146,500
ISP Chemco Inc. Sr. Sub. Note, 10.25% ..............................      2,875,000         7/01/2011        3,040,312
Lyondell Chemical Co. Sr. Sec. Note Series A, 9.625% ...............      3,400,000         5/01/2007        3,459,500
Lyondell Chemical Co. Sr. Sub. Note, 10.875% .......................      3,400,000         5/01/2009        3,357,500
MacDermid Inc. Sr. Sub. Note, 9.125% ...............................      3,500,000         7/15/2011        3,605,000
Millennium America Inc. Sr. Note, 9.25% ............................      3,350,000         6/15/2008        3,442,929
Noveon Inc. Sr. Sub. Note, 11.00% ..................................      1,075,000         2/28/2011        1,155,625
OM Group Inc. Sr. Sub. Note, 9.25%+ ................................      4,250,000        12/15/2011        4,420,000
Resolution Performance Products Co. Sr. Sub. Note, 13.50% ..........      1,375,000        11/15/2010        1,536,563
                                                                                                          ------------
                                                                                                            27,163,929
                                                                                                          ------------
COMPUTER TECHNOLOGY 3.2%
Celestica International Inc. Sr. Sub. Note Series B, 10.50% ........      1,665,000        12/31/2006        1,744,088
Fairchild Semiconductor Corp. Sr. Sub. Note, 10.50% ................      2,150,000         2/01/2009        2,365,000
Flextronics International Ltd. Sr. Note, 9.875% ....................      3,225,000         7/01/2010        3,454,781
Iron Mountain Inc. Sr. Sub. Note, 8.625% ...........................      2,875,000         4/01/2013        3,033,125
                                                                                                          ------------
                                                                                                            10,596,994
                                                                                                          ------------
CONGLOMERATE 0.7%
Tyco International Group SA Note, 4.95% ............................      2,375,000         8/01/2003        2,243,924
                                                                                                          ------------
CONSUMER PRODUCTS 2.4%
American Greetings Corp. Sr. Sub. Note, 11.75% .....................      1,700,000         7/15/2008        1,802,000
Playtex Products Inc. Sr. Sub. Note, 9.375% ........................      1,125,000         6/01/2011        1,198,125
Scotts Co. Sr. Sub. Note, 8.625% ...................................      2,890,000         1/15/2009        2,991,150
William Carter Co. Sr. Sub. Note, 10.875% ..........................      1,625,000         8/15/2011        1,742,813
                                                                                                          ------------
                                                                                                             7,734,088
                                                                                                          ------------
ENERGY 4.5%
Chesapeake Energy Corp. Sr. Note, 8.125% ...........................      3,775,000         4/01/2011        3,784,437
Dresser Inc. Sr. Note, 9.375%+ .....................................        425,000         4/15/2011          437,750
Dresser Inc. Sr. Note, 9.375% ......................................      1,800,000         4/15/2011        1,845,000
Magnum Hunter Resources Inc. Sr. Note, 9.60%+ ......................        850,000         3/15/2012          890,375
Newpark Resources Inc. Sr. Sub. Note Series B, 8.625%...............      1,715,000        12/15/2007        1,612,100
Plains Resources Inc. Sr. Sub. Note, 10.25% ........................      1,900,000         3/15/2006        1,957,000
Pogo Producing Co. Sr. Sub. Note, 8.25% ............................        925,000         4/15/2011          959,688
Pogo Producing Co. Sr. Sub. Note, 8.75% ............................      3,010,000         5/15/2007        3,122,875
                                                                                                          ------------
                                                                                                            14,609,225
                                                                                                          ------------
FINANCIAL 1.9%
Commercial Mortgage Acceptance Corp. 1998-C1 Note, 6.23%+ ..........      1,525,000         7/15/2031        1,132,093
Commercial Mortgage Acceptance Corp. 1998-C2 Note, 5.44%+ ..........      7,350,000         9/15/2030        5,082,920
                                                                                                          ------------
                                                                                                             6,215,013
                                                                                                          ------------
FOOD & BEVERAGE 4.0%
Agrilink Foods Inc. Sr. Sub. Note, 11.875% .........................      3,200,000        11/01/2008        3,360,000
Aurora Foods Inc. Sr. Sub. Note Series D, 9.875% ...................      1,650,000         2/15/2007        1,633,500
Aurora Foods Inc. Sr. Sub. Note Series B, 9.875% ...................      1,500,000         2/15/2007        1,485,000
B & G Foods Inc. Sr. Sub. Note, 9.625%+ ............................        450,000         8/01/2007          459,000
Dean Foods Co. Sr. Note, 8.15% .....................................      1,325,000         8/01/2007        1,281,302
Del Monte Foods Co. Sr. Sub. Note, 9.25% ...........................      1,650,000         5/15/2011        1,732,500
Dimon Inc. Sr. Note, 9.625% ........................................        675,000        10/15/2011          722,250
Tom's Foods Inc. Sr. Sec. Note, 10.50% .............................      3,100,000        11/01/2004        2,309,500
                                                                                                          ------------
                                                                                                            12,983,052
                                                                                                          ------------
FOREIGN GOVERNMENT 4.7%
Republic of Brazil, 8.00% ..........................................      4,556,217         4/15/2014        3,736,098
Republic of Bulgaria, 2.81%# .......................................      2,278,500         7/28/2011        1,993,687
Republic of Panama, 4.75%## ........................................      1,759,248         7/17/2014        1,598,335
Republic of Peru, 9.125%+ ..........................................      1,179,000         2/21/2012        1,164,675
Republic of Philippines, 8.375% ....................................      1,625,000         3/12/2009        1,613,625
Republic of Turkey, 12.375% ........................................      1,350,000         6/15/2009        1,432,350
Republic of Ukraine, 11.00% ........................................      1,363,000         3/15/2007        1,376,630
Russian Federation, 8.25% ..........................................      2,450,000         3/31/2010        2,327,500
                                                                                                          ------------
                                                                                                            15,242,900
                                                                                                          ------------
HEALTHCARE 5.4%
Bio-Rad Laboratories Inc. Sr. Sub. Note, 11.625% ...................        805,000         2/15/2007          889,525
Concentra Operating Corp. Sr. Sub. Note Series B, 13.00% ...........      1,950,000         8/15/2009        2,164,500
Coventry Health Care Inc. Sr. Note, 8.125%+ ........................        975,000         2/15/2012          984,750
Hanger Orthopedic Group Inc. Sr. Note, 10.375%+ ....................        775,000         2/15/2009          813,750
HealthSouth Corp. Sr. Note, 8.50% ..................................      1,550,000         2/01/2008        1,596,500
Insight Health Services Corp. Sr. Sub. Note, 9.875%+ ...............        865,000        11/01/2011          899,600
Kinetic Concepts Inc. Sr. Sub. Note, 9.625% ........................      3,300,000        11/01/2007        3,415,500
Magellan Health Services Inc. Sr. Sub. Note, 9.00% .................      3,800,000         2/15/2008        2,888,000
Rotech Healthcare Inc. Sr. Sub. Note, 9.50%+ .......................        875,000         4/01/2012          903,437
Select Medical Corp. Sr. Sub. Note, 9.50% ..........................      1,725,000         6/15/2009        1,785,375
Vicar Operating Inc. Sr. Sub. Note, 9.875%+ ........................      1,125,000        12/01/2009        1,181,250
                                                                                                          ------------
                                                                                                            17,522,187
                                                                                                          ------------
HOMEBUILDERS 0.7%
Collins & Aikman Floorcoverings Corp. Sr. Sub. Note, 9.75%+ ........      1,050,000         2/15/2010        1,098,563
Lennar Corp. Sr. Note, 7.625% ......................................      1,200,000         3/01/2009        1,203,000
                                                                                                          ------------
                                                                                                             2,301,563
                                                                                                          ------------
HOTELS & LODGING 1.0%
Extended Stay America Inc. Sr. Sub. Note, 9.15% ....................      3,325,000         3/15/2008        3,374,875
                                                                                                          ------------
MANUFACTURING 1.8%
AMETEK Inc. Sr. Note, 7.20% ........................................      5,425,000         7/15/2008        5,196,933
GenTek Inc. Sr. Sub. Note, 11.00% ..................................      1,630,000         8/01/2009          603,100
                                                                                                          ------------
                                                                                                             5,800,033
                                                                                                          ------------
MEDIA 5.5%
Corus Entertainment Inc. Sr. Sub. Note, 8.75%+ .....................      1,300,000         3/01/2012        1,342,250
Hollinger International Publishing Inc. Sr. Sub.  Note, 9.25% ......      2,259,000         2/01/2006        2,304,180
Hollinger International Publishing Inc. Sr. Sub.  Note, 9.25% ......      4,195,000         3/15/2007        4,278,900
Lin Holdings Corp. Sr. Note, 0.00% to  2/28/2003, 10.00% from
  3/1/2003 to maturity .............................................        975,000         3/01/2008          843,375
Paxson Communications Corp. Sr. Sub. Note, 0.00% to 1/14/06, 12.25%
  from 1/15/06 to maturity+ ........................................      1,275,000         1/15/2009          918,000
R. H. Donnelly Inc. Sr. Sub. Note, 9.125% ..........................      1,075,000         6/01/2008        1,109,937
Sinclair Broadcast Group Inc. Sr. Sub. Note, 8.00%+ ................      1,950,000         3/15/2012        1,930,500
Sinclair Broadcast Group Inc. Sr. Sub. Note, 8.75%+ ................      1,200,000        12/15/2011        1,248,000
Transwestern Publishing Co. LP Sr. Sub. Note, 9.625% ...............      3,075,000        11/15/2007        3,228,750
Yell Finance BV Sr. Note, 10.75% ...................................        800,000         8/01/2011          860,000
                                                                                                          ------------
                                                                                                            18,063,892
                                                                                                          ------------
METALS 4.4%
Alaska Steel Corp. Sr. Note, 9.125% ................................      3,245,000        12/15/2006        3,342,350
Great Central Mines Ltd. Sr. Note, 8.875% ..........................      7,650,000         4/01/2008        7,898,625
Luscar Coal Ltd. Sr. Note, 9.75%+ ..................................        500,000        10/15/2011          517,885
UCAR Finance Inc. Note, 10.25%+ ....................................      2,375,000         2/15/2012        2,493,750
                                                                                                          ------------
                                                                                                            14,252,610
                                                                                                          ------------
MOBILE COMMUNICATIONS 5.3%
AirGate PCS, Inc. Sr. Sub. Note, 0.00% to 9/30/2004,
  13.50% from 10/1/2004 to maturity ................................      2,000,000        10/01/2009        1,310,000
Alamosa Delaware Inc. Sr. Note, 12.50% .............................      1,550,000         2/01/2011        1,286,500
Alamosa Delaware Inc. Sr. Note, 13.625% ............................        825,000         8/15/2011          709,500
American Tower Corp. Sr. Note, 9.375% ..............................      2,120,000         2/01/2009        1,568,800
Crown Castle International Corp. Sr. Note, 10.75% ..................      3,290,000         8/01/2011        2,961,000
Horizon PCS Inc. Sr. Note, 13.75%+ .................................        675,000         6/15/2011          523,125
Qwest Corp. Note, 7.20% ............................................      1,400,000        11/01/2004        1,306,634
Qwest Corp. Note, 8.875%+ ..........................................      1,725,000         3/15/2012        1,681,909
Rogers Wireless Inc. Sr. Sec. Note, 9.625% .........................      1,600,000         5/01/2011        1,488,000
Triton PCS Inc. Sr. Sub. Note, 9.375% ..............................      3,750,000         2/01/2011        3,637,500
TSI Telecommunications Inc. Sr. Sub. Note, 12.75%+ .................        750,000         2/01/2009          720,000
                                                                                                          ------------
                                                                                                            17,192,968
                                                                                                          ------------
PAPER & PACKAGING 7.2%
Appleton Papers Inc. Sr. Sub. Note, 12.50%+ ........................      1,625,000        12/15/2008        1,607,125
Ball Corp. Sr. Sub. Note, 8.25% ....................................      3,415,000         8/01/2008        3,551,600
Graphic Packaging Corp. Sr. Sub. Note, 8.625%+ .....................        950,000         2/15/2012          985,625
Huntsman Packaging Corp. Sr. Sub. Note, 13.00% .....................      1,800,000         6/01/2010        1,910,250
Louisiana Pacific Corp. Sr. Sub. Note, 10.875% .....................      1,475,000        11/15/2008        1,589,312
Norske Skog Ltd. Sr. Note, 8.625%+ .................................      1,640,000         6/15/2011        1,664,600
Owens-Brockway Glass Co., 8.875%+ ..................................      1,850,000         2/15/2009        1,887,000
Potlatch Corp. Sr. Sub. Note, 10.00% ...............................      2,800,000         7/15/2011        3,031,000
Riverwood International Corp. Sr. Sub. Note, 10.875% ...............      1,700,000         4/01/2008        1,759,500
Tekni-Plex Inc. Sr. Sub. Note Series B, 12.75% .....................      3,565,000         6/15/2010        3,743,250
Tembec Industries Inc. Sr. Note, 8.50% .............................      1,705,000         2/01/2011        1,739,100
                                                                                                          ------------
                                                                                                            23,468,362
                                                                                                          ------------
PIPELINES 0.4%
Williams Companies Inc. Note, 8.125%+ ..............................      1,200,000         3/15/2012        1,210,543
                                                                                                          ------------
RETAIL 2.4%
Cole National Group Inc. Sr. Sub. Note, 9.875% .....................        375,000        12/31/2006          378,750
GAP Inc. Note, 8.80%+ ..............................................      1,650,000        12/15/2008        1,617,000
J. Crew Operating Corp. Sr. Sub. Note, 10.375% .....................      1,785,000        10/15/2007        1,535,100
Petco Animal Supplies Inc. Sr. Sub. Note, 10.75%+ ..................      3,300,000        11/01/2011        3,597,000
United Auto Group Inc. Sr. Sub. Note, 9.625%+ ......................        875,000         3/15/2012          897,969
                                                                                                          ------------
                                                                                                             8,025,819
                                                                                                          ------------
SERVICES 9.6%
Airgas Inc. Sr. Note, 9.125% .......................................      3,525,000        10/01/2011        3,780,563
Allied Waste North America Inc. Sr. Sub. Note, 10.00% ..............      6,575,000         8/01/2009        6,690,062
Coinmach Corp. Sr. Note, 9.00%+ ....................................      1,300,000         2/01/2010        1,352,000
Columbus McKinnon Corp. Sr. Sub. Note, 8.50% .......................      1,415,000         4/01/2008        1,344,250
Intertek Finance PLC Sr. Sub. Note Series B, 10.25% ................      4,850,000        11/01/2006        4,874,250
Joy Global Inc. Sr. Sub. Note, 8.75%+ ..............................      1,500,000         3/15/2012        1,548,750
Prime Succession Holdings Inc. Sr. Sub. Note (acquired 10/7/98
  through 12/18/01, cost $1,085,533), 14.25%(+)> ...................        189,376         8/29/2009           28,406
Service Corp. International Note, 6.30% ............................      1,650,000         3/15/2020        1,617,000
Service Corp. International Note, 7.20% ............................      2,775,000         6/01/2006        2,622,375
Service Corp. International Sr. Note, 6.00% ........................      2,450,000        12/15/2005        2,250,938
Terex Corp. Sr. Sub. Note, 9.25% ...................................      2,750,000         7/15/2011        2,860,000
United Rentals North America Inc. Sr. Note, 10.75% .................      2,200,000         4/15/2008        2,392,500
                                                                                                          ------------
                                                                                                            31,361,094
                                                                                                          ------------
SUPERMARKETS/DRUG 1.4%
Pathmark Stores Inc. Sr. Sub. Note, 8.75%+ .........................      1,075,000         2/01/2012        1,109,938
Stater Brothers Holdings Inc. Sr. Note, 10.75% .....................      3,275,000         8/15/2006        3,455,125
                                                                                                          ------------
                                                                                                             4,565,063
                                                                                                          ------------
TRANSPORTATION 3.3%
Aran Shipping & Trading SA Note (acquired 8/17/01,
  cost $0), 8.30%(+)[] .............................................         65,240         1/31/2004           32,620
Dana Corp. Sr. Note, 9.00% .........................................      3,000,000         8/15/2011        2,970,000
Lear Corp. Sr. Note Series B, 7.96% ................................      5,075,000         5/15/2005        5,195,836
Westinghouse Air Brake Co. Sr. Note Series B2, 9.375% ..............      2,500,000         6/15/2005        2,525,000
                                                                                                          ------------
                                                                                                            10,723,456
                                                                                                          ------------
UTILITY 2.0%
Avista Corp. Sr. Note, 9.75% .......................................      2,200,000         6/01/2008        2,323,156
Calpine Corp. Sr. Note, 7.75% ......................................      3,945,000         4/15/2009        3,116,550
Calpine Corp. Sr. Note, 8.50% ......................................      1,600,000         2/15/2011        1,252,000
                                                                                                          ------------
                                                                                                             6,691,706
                                                                                                          ------------
Total Bonds (Cost $310,343,859) .....................................................................      315,718,289
                                                                                                          ------------
------------------------------------------------------------------------------------------------------------------------
                                                                          SHARES
------------------------------------------------------------------------------------------------------------------------
COMMON STOCKS & OTHER 0.6%
Cellnet Data Systems Inc. Wts. (acquired 4/15/98, cost $75,000)*(+) ...............             1,500                 15
Central Rents Inc. Com. (acquired 5/26/94, cost $192,570)*(+) .....................             5,250            115,500
E. Spire Communications Inc. Wts. (acquired 1/5/96, cost $427,500)*(+) ............             9,500                 95
Empire Gas Corp. Wts. (acquired 6/22/94, cost $19,300)*(+) ........................             2,760                690
FreedomPay Inc. Com. (acquired 3/29/00 and 9/8/00, cost $50,875)*(+)@ .............         3,145,340            534,708
ICG Holdings Inc. Exch. Pfd. (acquired 4/25/96 through 7/12/00,
  cost $13,119,873)>(+)[] .........................................................            12,425                124
IKS Corp. Com. (acquired 4/11/99 through 1/14/00, cost $4,088,730)*(+) ............            28,469            256,225
Ladish Inc. Com.* .................................................................            50,946            568,048
Micadant PLC Com. (acquired 7/11/01, Cost $0)(+)*@ ................................           445,502              6,352
Phase Metrics Inc. Cl. A Com. (acquired 1/23/98 through 11/16/00,
  cost $10,957,304)*(+)@ ..........................................................           809,172            258,935
Powertel Inc. Wts. (acquired 2/1/96 and 4/16/96, cost $45,385)*(+) ................             8,480            296,800
Prime Succession Holdings Inc. Com. (acquired 10/7/98 through
  11/20/01, cost $1,809,483)*(+)@ .................................................           266,679              2,667
Primus Telecommunications Group Wts. (acquired 7/30/97, cost $73,255)*(+) .........             6,500              2,275
Protection One Inc. Wts. (acquired 5/10/95 and 7/10/95, cost $36,503)*(+) .........            10,400                104
Reunion Industries Inc. Com.* .....................................................             8,341              4,796
Sabreliner Corp. Wts. (acquired 2/16/96, cost $8,750)*(+) .........................             1,750             17,500
Startec Global Communications Corp. Wts. (acquired 5/18/98 and 6/3/99,
   cost $113)*(+) .................................................................             8,545                 86
Town & Country Corp. Cl. A Com. (acquired 6/29/90 through 2/27/97,
   cost $0)*(+) ...................................................................           195,632              1,956
Waxman Industries Inc. Wts. (acquired 8/12/94, cost $0)*(+) .......................           236,000             35,400
                                                                                                            ------------
Total Common Stocks & Other (Cost $31,129,709) ....................................                            2,102,276
                                                                                                            ------------
Total Investments (Cost $341,473,568) - 97.2% .....................................                          317,820,565
Cash and Other Assets, Less Liabilities - 2.8% ....................................                            9,069,592
                                                                                                            ------------
Net Assets - 100.0% ...............................................................                         $326,890,157
                                                                                                            ============
Federal Income Tax Information (Note 1):
AtMarch 31, 2002, the net unrealized depreciation of investments based on cost for federal income tax purposes of $342,781,287 was as follows:
Aggregate gross unrealized appreciation for all investments in which there is an
  excess of value over tax cost ...................................................                          $13,177,507
Aggregate gross unrealized depreciation for all investments in which there is an
  excess of tax cost over value ...................................................                          (38,138,229)
                                                                                                            ------------
                                                                                                            ($24,960,722)
                                                                                                            ============
-------------------------------------------------------------------------------------------------------------------------
  * Nonincome-producing securities.
  > Payments of income may be made in cash or in the form of additional securities. [] Security is in default.
  @ Security valued under consistently applied procedures established by the Trustees.
(+) Security restricted as to public resale. At March 31, 2002, there were no outstanding unrestricted securities of the same class as those held. The total cost and market value of restricted securities owned at March 31, 2002, were
    $31,990,174 and $1,590,458 (.49% of net assets), respectively.
  + Security restricted in accordance with Rule 144A under the Securities Act of 1933, which allows for the resale of such securities among certain qualified institutional buyers. The total cost and market value of Rule 144A securities owned at March 31, 2002, were $55,759,824 and $56,805,382 (17.38% of net assets), respectively.
  # Interest rates on these floating-rate bonds will reset annually or biannually based on the six-month London Interbank
    Offered Rate (LIBOR) plus 0.8125%.

 ## Interest rates on this variable bond reset annually at predetermined rates until July 2003, at which point the interest rate will reset annually or biannually based on the six-month London Interbank Offered Rate (LIBOR) plus
    0.8125%. Rate disclosed is the current rate at March 31, 2002.

The accompanying notes are an integral part of the financial statements.

STATE STREET RESEARCH HIGH INCOME FUND

-------------------------------------------------------------------------------
STATEMENT OF ASSETS AND LIABILITIES
-------------------------------------------------------------------------------
March 31, 2002

ASSETS

Investments, at value** (Cost $341,473,568) (Note 1) ..........  $  317,820,565
Collateral for securities on loan .............................      40,427,143
Cash ..........................................................         279,147
Receivable for securities sold ................................       8,685,379
Interest and dividends receivable .............................       8,031,948
Receivable for fund shares sold ...............................         126,805
Other assets ..................................................          25,143
                                                                 --------------
                                                                    375,396,130

LIABILITIES

Payable for collateral received on securities loaned ..........      40,427,143
Payable for securities purchased ..............................       6,020,360
Dividends payable .............................................         983,997
Payable for fund shares redeemed ..............................         308,035
Accrued transfer agent and shareholder services (Note 2) ......         221,757
Accrued management fee (Note 2) ...............................         166,184
Accrued distribution and service fees (Note 4) ................          96,962
Accrued trustees' fees (Note 2) ...............................          10,152
Accrued administration fee (Note 2) ...........................           8,019
Other accrued expenses ........................................         263,364
                                                                 --------------
                                                                     48,505,973
                                                                 --------------
NET ASSETS                                                       $  326,890,157
                                                                 ==============
Net Assets consist of:
  Undistributed net investment income .........................      $  762,832
  Unrealized depreciation of investments ......................     (23,653,003)
  Accumulated net realized loss ...............................    (430,237,326)
  Paid-in capital .............................................     780,017,654
                                                                 --------------
                                                                 $  326,890,157
                                                                 ==============

Net Asset Value and redemption price per share of
  Class A shares ($216,612,073 / 65,401,587 shares) ...........           $3.31
                                                                          =====
Maximum Offering Price per share of Class A shares
  ($3.31 / 0.955) .............................................           $3.47
                                                                          =====
Net Asset Value and offering price per share of Class B(1)
  shares ($23,728,064 / 7,236,677 shares)* ....................           $3.28
                                                                          =====
Net Asset Value and offering price per share of Class B shares
  ($74,004,003 / 22,509,262 shares)* ..........................           $3.29
                                                                          =====
Net Asset Value and offering price per share of Class C shares
  ($8,616,437 / 2,617,291 shares)* ............................           $3.29
                                                                          =====
Net Asset Value, offering price and redemption price per
  share of Class S shares ($3,929,580 / 1,196,816 shares) .....           $3.28
                                                                          =====
-------------------------------------------------------------------------------
 * Redemption price per share for Class B(1), Class B and Class C is equal to net asset value less any applicable contingent deferred sales charge.
** Includes securities on loan valued at $38,928,878.

The accompanying notes are an integral part of the financial statements.

STATE STREET RESEARCH HIGH INCOME FUND

-------------------------------------------------------------------------------
STATEMENT OF OPERATIONS
-------------------------------------------------------------------------------
For the year ended March 31, 2002

INVESTMENT INCOME
Interest, net of foreign taxes of $15,820 (Note 1) .............  $  28,792,218
Dividends ......................................................        422,648
                                                                  -------------
                                                                      29,214,866

EXPENSES

Management fee (Note 2) ........................................      2,110,121
Transfer agent and shareholder services (Note 2) ...............      1,249,770
Reports to shareholders ........................................        260,695
Legal fees .....................................................        193,260
Custodian fee ..................................................        125,849
Distribution and service fees - Class A (Note 4) ...............        677,433
Distribution and service fees - Class B(1) (Note 4) ............        245,259
Distribution and service fees - Class B (Note 4) ...............        882,203
Distribution and service fees - Class C (Note 4) ...............         97,988
Administration fee (Note 2) ....................................         74,128
Audit fee ......................................................         47,500
Trustees' fees (Note 2) ........................................         17,189
Miscellaneous  .................................................         87,198
                                                                  -------------
                                                                       6,068,593

Fees paid indirectly (Note 2) ..................................        (38,682)
                                                                  -------------
                                                                       6,029,911

                                                                  -------------
Net investment income ..........................................     23,184,955
                                                                  -------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized loss on investments ...............................   (157,667,708)
Change in unrealized appreciation of investments ...............    143,074,657
                                                                  -------------
Net loss on investments ........................................    (14,593,051)
                                                                  -------------
Net increase in net assets resulting from operations              $   8,591,904
                                                                  =============

The accompanying notes are an integral part of the financial statements.

STATE STREET RESEARCH HIGH INCOME FUND

-------------------------------------------------------------------------------
STATEMENT OF CHANGES IN NET ASSETS
-------------------------------------------------------------------------------

                                                                        YEARS ENDED MARCH 31
                                                             -----------------------------------------
                                                                     2001                    2002
------------------------------------------------------------------------------------------------------
DECREASE IN NET ASSETS
Operations:
Net investment income .....................................      $  58,591,277           $  23,184,955
Net realized loss on investments ..........................       (212,720,918)           (157,667,708)
Change in unrealized appreciation (depreciation) of
  investments .............................................         (6,449,031)            143,074,657
                                                                --------------          --------------
Net increase (decrease) resulting from operations .........       (160,578,672)              8,591,904
                                                                --------------          --------------
Dividends from net investment income:

  Class A .................................................        (37,794,242)            (18,665,131)
  Class B(1) ..............................................         (3,056,221)             (1,876,579)
  Class B .................................................        (15,750,753)             (6,717,893)
  Class C .................................................         (1,747,725)               (747,835)
  Class S .................................................         (1,924,834)               (288,185)
                                                                --------------          --------------
                                                                   (60,273,775)            (28,295,623)
                                                                --------------          --------------
Net decrease from fund share transactions .................       (208,704,751)            (63,605,494)
                                                                --------------          --------------
Total decrease in net assets ..............................       (429,557,198)            (83,309,213)
NET ASSETS
Beginning of year .........................................        839,756,568             410,199,370
                                                                --------------          --------------
End of year (including undistributed net investment income
of $922,643 and $762,832, respectively) ...................     $  410,199,370           $ 326,890,157
                                                                ==============          ==============

The accompanying notes are an integral part of the financial statements.

STATE STREET RESEARCH HIGH INCOME FUND

-------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
March 31, 2002

NOTE 1

State Street Research High Income Fund is a series of State Street Research Income Trust (the "Trust"), which was organized as a Massachusetts business trust on December 23, 1985, and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Trust consists presently of two separate funds: State Street Research High Income Fund and State Street Research Asset Allocation Fund (formerly State Street Research Strategic Growth & Income Fund).

The investment objective of the fund is to seek, primarily, high current income and, secondarily, capital appreciation, from investments in fixed income securities. In selecting investments for the fund, the investment manager seeks to identify those fixed income securities which it believes will not involve undue risk. Certain of the fund's investments, however, may be considered predominantly speculative.

The fund offers five classes of shares. Class A shares are subject to an initial sales charge of up to 4.50% and pay annual service and distribution fees equal to 0.30% of average daily net assets. Class B(1) shares are offered only to current shareholders through reinvestment of dividends and distributions or through exchanges from existing Class B accounts of State Street Research funds. Class B(1) and Class B pay annual service and distribution fees of 1.00% and both classes automatically convert into Class A shares (which pay lower ongoing expenses) at the end of eight years. Class B (1) shares are subject to a contingent deferred sales charge on certain redemptions made within six years of purchase. Class B shares are subject to a contingent deferred sales charge on certain redemptions made within five years of purchase. Class C shares are subject to a contingent deferred sales charge of 1.00% on any shares redeemed within one year of their purchase. Class C shares also pay annual service and distribution fees of 1.00%. Class S shares are only offered through certain retirement accounts, advisory accounts of State Street Research & Management Company (the "Adviser"), the investment manager subsidiary of MetLife, Inc. ("MetLife"), and special programs. No sales charge is imposed at the time of purchase or redemption of Class S shares. Class S shares do not pay any service or distribution fees. The fund's expenses are borne pro rata by each class, except that each class bears expenses, and has exclusive voting rights with respect to provisions of the plans of distribution, related specifically to that class. The Trustees declare separate dividends on each class of shares.

The following significant accounting policies are consistently followed by the fund in preparing its financial statements, and such policies are in conformity with generally accepted accounting principles for investment companies.

A. INVESTMENT VALUATION
Fixed income securities are valued by a pricing service, which utilizes market transactions, quotations from dealers, and various relationships among securities in determining value. If not valued by a pricing service, such securities are valued at prices obtained from independent brokers. Values for listed equity securities reflect final sales on national securities exchanges quoted prior to the close of the New York Stock Exchange. Over-the-counter securities quoted on the National Association of Securities Dealers Automated Quotation ("Nasdaq") system are valued at closing prices supplied through such system. If not quoted on the Nasdaq system, such securities are valued at prices obtained from independent brokers. In the absence of recorded sales, valuations are at the mean of the closing bid and asked quotations. Short-term securities maturing within sixty days are valued at amortized cost. Other securities, if any, are valued at their fair value as determined in good faith under consistently applied procedures established by and under the supervision of the Trustees. If trading or events occurring in other markets after the close of the principal market in which foreign securities are traded and before the close of business of the fund are expected to materially affect the value of those securities, then they are valued at their fair value taking this trading or these events into account.

B. SECURITY TRANSACTIONS
Security transactions are accounted for on the trade date (date the order to buy or sell is executed). Realized gains or losses are reported on the basis of identified cost of securities delivered.

C. NET INVESTMENT INCOME
Net investment income is determined daily and consists of interest and dividends accrued and discount earned, less the estimated daily expenses of the fund. Interest income is accrued daily as earned. Dividend income is accrued on the ex-dividend date. All discounts/premiums are accreted/amortized for financial reporting purposes (see "Change in Accounting Principle" note). Certain fixed income and preferred securities held by the fund pay interest or dividends in the form of additional securities (payment-in-kind securities). Interest income on payment-in-kind fixed income securities is recorded using the effective-interest method. Dividend income on payment-in-kind preferred securities is recorded at the market value of securities received. The fund is charged for expenses directly attributable to it, while indirect expenses are allocated between both funds in the Trust.

D. DIVIDENDS
Dividends are declared daily based upon projected net investment income and paid or reinvested monthly. Net realized capital gains, if any, are distributed annually, unless additional distributions are required for compliance with applicable tax regulations. For the year ended March 31, 2002, the fund has designated $28,295,623 as ordinary income dividends.

Income dividends and capital gains distributions are determined in accordance with federal income tax regulations, which may differ from generally accepted accounting principles. The difference is primarily caused by differing treatment of accrued interest on defaulted bonds and premium amortization on fixed income securities.

E. FEDERAL INCOME TAXES
No provision for federal income taxes is necessary because the fund has elected to qualify under Subchapter M of the Internal Revenue Code and its policy is to distribute all of its taxable income, including net realized capital gains, within the prescribed time periods. At March 31, 2002, the fund had a capital loss carryforward of $376,717,808 available, to the extent provided in regulations, to offset future capital gains, if any, of which $44,962,273, $58,119,122 and $273,636,413 expire on March 31, 2008, 2009 and 2010, respectively.

In order to meet certain excise tax distribution requirements under Section 4982 of the Internal Revenue Code, the fund is required to measure and distribute annually, if necessary, net capital gains realized during a twelve- month period ending October 31. In this connection, the fund is permitted to defer into its next fiscal year any net capital losses incurred between each November 1 and the end of its fiscal year. From November 1, 2000, through March 31, 2001, the fund incurred net capital losses of $163,711,597 and has deferred and treated such losses as arising in the fiscal year ended March 31, 2002. From November 1, 2001, through March 31, 2002, the fund incurred net capital losses of approximately $52,619,000 and intends to defer and treat such losses as arising in the fiscal year ended March 31, 2003.

F. ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

G. SECURITIES LENDING
The fund may seek additional income by lending portfolio securities to qualified institutions. The fund will receive cash or securities as collateral in an amount equal to at least 100% of the current market value of any loaned securities plus accrued interest. By reinvesting any cash collateral it receives in these transactions, the fund could realize additional gains and losses. If the borrower fails to return the securities and the value of the collateral has declined during the term of the loan, the fund will bear the loss. At March 31, 2002, the value of the securities loaned and the value of collateral were $38,928,878 and $40,427,143, respectively. The collateral consists entirely of cash collateral which was invested in State Street Navigator Securities Lending Prime Portfolio. During the year ended March 31, 2002, income from securities lending amounted to $245,340 and is included in interest income.

H. CHANGE IN ACCOUNTING PRINCIPLE
Effective April 1, 2001, the fund has adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies, and began amortizing premium on all fixed income securities. Prior to April 1, 2001, the fund did not amortize premiums on fixed income securities. The cumulative effect of this accounting change had no impact on the fund's total net assets, but resulted in a $3,363,284 reduction in cost of securities and a $3,363,284 decrease in undistributed net investment income, based on securities held by the fund on April 1, 2001.

The effect of this change for the year ended March 31, 2002, was to decrease net investment income by $5,177,806, increase net unrealized appreciation by $406,732 and decrease net realized losses by $4,771,074. The statement of changes in net assets and financial highlights for prior periods have not been restated to reflect this change in policy.

NOTE 2

The Trust and the Adviser have entered into an agreement under which the Adviser earns monthly fees at an annual rate of 0.60% of the first $500 million of net assets, 0.55% of the next $500 million, and 0.50% of any amount over $1 billion. In consideration of these fees, the Adviser furnishes the fund with management, investment advisory, statistical and research facilities and services. The Adviser also pays all salaries, rent and certain other expenses of management. During the year ended March 31, 2002, the fees pursuant to such agreement amounted to $2,110,121.

State Street Research Service Center, a division of State Street Research Investment Services, Inc., the Trust's principal underwriter (the "Distributor"), the investment manager subsidiary of MetLife, provides certain shareholder services to the fund such as responding to inquiries and instructions from investors with respect to the purchase and redemption of shares of the fund. In addition, MetLife receives a fee for maintenance of the accounts of certain shareholders who are participants in sponsored arrangements, employee benefit plans and similar programs or plans, through or under which shares of the fund may be purchased. Total shareholder service costs are allocated to each fund in the same ratios as the transfer agent costs. During the year ended March 31, 2002, the amount of such expenses was $492,680.

The fund has entered into an arrangement with its transfer agent whereby credits realized as a result of uninvested cash balances were used to reduce a portion of the fund's expense. During the year ended March 31, 2002, the fund's transfer agent fees were reduced by $38,682 under this agreement.

The fees of the Trustees not currently affiliated with the Adviser amounted to $17,189 during the year ended March 31, 2002.

The fund has agreed to pay the Adviser for certain administrative costs incurred in providing other assistance and services to the fund. The fee was based on a fixed amount that has been allocated equally among the State Street Research funds. During the year ended March 31, 2002, the amount of such expenses was $74,128.

NOTE 3

For the year ended March 31, 2002, purchases and sales of securities, exclusive of short-term investments, aggregated $268,985,819 and $300,848,900, respectively.

NOTE 4

The Trust has adopted plans of distribution pursuant to Rule 12b-1 under the Investment Company Act of 1940. Under the plans, the fund pays annual service fees to the Distributor at a rate of 0.25% of average daily net assets for Class A, Class B(1), Class B and Class C shares. In addition, the fund pays annual distribution fees of 0.05% of average daily net assets for Class A shares and 0.75% of average daily net assets for Class B(1), Class B and Class C shares. The Distributor uses such payments for personal service and/or the maintenance or servicing of shareholder accounts, to reimburse securities dealers for distribution and marketing services, to furnish ongoing assistance to investors and to defray a portion of its distribution and marketing expenses. For the year ended March 31, 2002, fees pursuant to such plans amounted to $677,433, $245,259, $882,203 and $97,988 for Class A, Class B(1), Class B and Class C shares, respectively. For Class A, Class B and Class C shares, the payments are intended to reimburse the distributor for expenditures incurred under the plan, and any unused payments are returnable to the fund. As of March 31, 2002, there were $438,580, $925,923, and $1,454,972 for Class A, Class B, Class C,
respectively, of unreimbursed distribution and shareholder servicing related expenses to be carried forward to future plan years. For Class B(1) shares, the payments compensate the distributor for services and expenditures incurred under the plan, and none of the payments are returnable to the fund.

The fund has been informed that the Distributor and MetLife Securities, Inc., a wholly-owned subsidiary of MetLife, earned initial sales charges aggregating $20,845 and $118,042, respectively, on sales of Class A shares of the fund during the year ended March 31, 2002, and that MetLife Securities, Inc. earned commissions aggregating $74,788 on sales of Class B(1) shares and that the distributor collected contingent deferred sales charges aggregating $101,580, $96,881 and $650 on redemptions of Class B(1), Class B and Class C shares, respectively, during the same year.

NOTE 5

The Trustees have the authority to issue an unlimited number of shares of beneficial interest at $0.001 par value per share.

These transactions break down by share class as follows:

                                                           YEARS ENDED MARCH 31
                              ----------------------------------------------------------------------------
                                              2001                                 2002
                              ------------------------------------    ------------------------------------
CLASS A                              SHARES             AMOUNT             SHARES             AMOUNT
---------------------------------------------------------------------------------------------------------
Shares sold ...............         16,726,836    $     69,454,721          15,188,869    $     50,663,111
Issued upon reinvestment of
  dividends from net
  investment income .......          5,790,347          24,237,295           3,686,026          12,228,627
Shares redeemed ...........        (47,766,182)       (200,861,737)        (27,451,397)        (91,697,740)
                              ----------------    ----------------    ----------------    ----------------
Net decrease ..............        (25,248,999)   $   (107,169,721)         (8,576,502)   $    (28,806,002)
                              ================    ================    ================    ================

CLASS B(1)                         SHARES             AMOUNT             SHARES            AMOUNT
---------------------------------------------------------------------------------------------------------
Shares sold ...............          2,904,705    $     12,200,781           1,140,970    $      3,747,875
Issued upon reinvestment of
  dividends from net
  investment income .......            407,343           1,673,418             311,866           1,025,066
Shares redeemed ...........         (2,549,620)        (10,716,854)         (2,171,407)         (7,162,512)
                              ----------------    ----------------    ----------------    ----------------
Net increase (decrease) ...            762,428    $      3,157,345            (718,571)   $     (2,389,571)
                              ================    ================    ================    ================

CLASS B                            SHARES             AMOUNT             SHARES            AMOUNT
---------------------------------------------------------------------------------------------------------
Shares sold ...............          1,294,151    $      5,724,967             380,495    $      1,259,965
Issued upon reinvestment of
  dividends from net
  investment income .......          2,019,084           8,416,153           1,126,399           3,713,240
Shares redeemed ...........        (17,598,472)        (74,665,190)        (10,699,632)        (35,379,959)
                              ----------------    ----------------    ----------------    ----------------
Net decrease ..............        (14,285,237)   $    (60,524,070)         (9,192,738)   $    (30,406,754)
                              ================    ================    ================    ================

CLASS C                            SHARES             AMOUNT             SHARES            AMOUNT
---------------------------------------------------------------------------------------------------------
Shares sold ...............            591,465    $      2,580,460             295,815    $        977,645
Issued upon reinvestment of
  dividends from net
  investment income .......            191,717             793,016              81,643             269,349
Shares redeemed ...........         (2,552,622)        (10,919,180)         (1,196,064)         (3,954,613)
                              ----------------    ----------------    ----------------    ----------------
Net decrease ..............         (1,769,440)   $     (7,545,704)           (818,606)   $     (2,707,619)
                              ================    ================    ================    ================

CLASS S                            SHARES             AMOUNT             SHARES            AMOUNT
---------------------------------------------------------------------------------------------------------
Shares sold ...............            661,676    $      2,869,461           3,136,649    $     10,339,810
Issued upon reinvestment of
  dividends from net
  investment income .......            388,361           1,760,173              84,529             278,700
Shares redeemed ...........         (9,184,990)        (41,252,235)         (3,017,442)         (9,914,058)
                              ----------------    ----------------    ----------------    ----------------
Net increase (decrease) ...         (8,134,953)   $    (36,622,601)            203,736    $        704,452
                              ================    ================    ================    ================

STATE STREET RESEARCH HIGH INCOME FUND

-------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
-------------------------------------------------------------------------------
For a share outstanding throughout each year:

                                                                                CLASS A
                                          -------------------------------------------------------------------------------------
                                                                         YEARS ENDED MARCH 31
                                          -------------------------------------------------------------------------------------
                                             1998(a)             1999(a)            2000(a)           2001(a)        2002(a)(f)
-------------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF YEAR ($)          6.01                6.62               5.65           5.05              3.48
                                               -----               -----              -----         ------              ----
  Net investment income ($)                     0.58                0.58               0.52           0.43              0.23
  Net realized and unrealized gain
    (loss) on investments ($)                   0.63               (0.80)             (0.60)         (1.57)            (0.12)
                                               -----               -----              -----         ------              ----
TOTAL FROM INVESTMENT OPERATIONS ($)            1.21               (0.22)             (0.08)         (1.14)             0.11
                                               -----               -----              -----         ------              ----
  Dividends from net investment income ($)     (0.60)              (0.58)             (0.52)         (0.43)            (0.28)
  Distribution from capital gains ($)            --                (0.17)               --             --                --
                                               -----               -----              -----         ------              ----
TOTAL DISTRIBUTIONS ($)                        (0.60)              (0.75)             (0.52)         (0.43)            (0.28)
                                               -----               -----              -----         ------              ----
NET ASSET VALUE, END OF YEAR ($)                6.62                5.65               5.05           3.48              3.31
                                               =====               =====              =====         ======              ====
Total return(b) (%)                            20.98               (3.19)             (1.65)        (23.51)             3.33

RATIOS/SUPPLEMENTAL DATA:
Net assets at end of year ($ thousands)      718,705             648,217            501,042        257,702           216,612
Expense ratio (%)                               1.10                1.06               1.12           1.30              1.48
Expense ratio after expense reductions (%)      1.10                1.05               1.11           1.29              1.47
Ratio of net investment income to
  average net assets (%)                        9.10                9.63               9.50          10.15              6.83
Portfolio turnover rate (%)                    70.53               53.46              50.49          52.96             80.07

                                                                                 CLASS B(1)
                                                  ------------------------------------------------------------------------
                                                                            YEARS ENDED MARCH 31
                                                  ------------------------------------------------------------------------
                                                       1999(a)(e)           2000(a)             2001(a)         2002(a)(f)
--------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF YEAR ($)                    5.62                5.62              5.01                3.45
                                                          ----                ----              ----                ----
  Net investment income ($)                               0.12                0.47              0.40                0.20
  Net realized and unrealized gain (loss) on
    investments ($)                                       0.01               (0.60)            (1.55)              (0.12)
                                                          ----                ----              ----                ----
TOTAL FROM INVESTMENT OPERATIONS ($)                      0.13               (0.13)            (1.15)               0.08
                                                          ----                ----              ----                ----
  Dividends from net investment income ($)               (0.13)              (0.48)            (0.41)              (0.25)
                                                          ----                ----              ----                ----
TOTAL DISTRIBUTIONS ($)                                  (0.13)              (0.48)            (0.41)              (0.25)
                                                          ----                ----              ----                ----
NET ASSET VALUE, END OF YEAR ($)                          5.62                5.01              3.45                3.28
                                                          ====                ====              ====                ====
Total return(b) (%)                                       2.25(c)            (2.57)           (24.03)               2.65

RATIOS/SUPPLEMENTAL DATA:
Net assets at end of year ($ thousands)                 12,732              36,038            24,472              23,728
Expense ratio (%)                                         1.74(d)             1.87              2.00                2.18
Expense ratio after expense reductions (%)                1.73(d)             1.86              1.99                2.17
Ratio of net investment income to average net
  assets (%)                                              8.81(d)             8.76              9.62                6.13
Portfolio turnover rate (%)                              53.46               50.49             52.96               80.07
---------------------------------------------------------------------------------------------------------------------------------
(a) Per-share figures have been calculated using the average shares method.
(b) Does not reflect any front-end or contingent deferred sales charges.
(c) Not annualized.
(d) Annualized.
(e) January 1, 1999 (commencement of share class) to March 31, 1999.
(f) Effective April 1, 2001, the fund has adopted the provisions on the AICPA Audit and Accounting Guide, Audit of
    Investment Companies and began amortizing premium on all fixed income securities. The effect of this change for the year ended March 31, 2002, was to decrease net investment income per share by $0.05, increase net realized and unrealized loss per share by $0.05, and decrease the ratio of net investment income to average net assets by 1.47%.
    The statement of changes and financial highlights for periods prior to April 1, 2001, have not been restated for this change in policy.

STATE STREET RESEARCH HIGH INCOME FUND

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                                                                CLASS B
                                           -------------------------------------------------------------------------------------
                                                                         YEARS ENDED MARCH 31
                                           -------------------------------------------------------------------------------------
                                            1998(a)             1999(a)            2000(a)             2001(a)        2002(a)(f)
--------------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF YEAR ($)          5.98                6.58               5.62             5.02              3.46
                                               -----               -----              -----           ------              ----
  Net investment income ($)                     0.53                0.53               0.47             0.40              0.20
  Net realized and unrealized gain
    (loss) on investments ($)                   0.62               (0.79)             (0.59)           (1.55)            (0.12)
                                               -----               -----              -----           ------              ----
TOTAL FROM INVESTMENT OPERATIONS ($)            1.15               (0.26)             (0.12)           (1.15)             0.08
                                               -----               -----              -----           ------              ----
  Dividends from net investment income ($)     (0.55)              (0.53)             (0.48)           (0.41)            (0.25)
  Distribution from capital gains ($)            --                (0.17)               --               --                --
                                               -----               -----              -----           ------              ----
TOTAL DISTRIBUTIONS ($)                        (0.55)              (0.70)             (0.48)           (0.41)            (0.25)
                                               -----               -----              -----           ------              ----
NET ASSET VALUE, END OF YEAR ($)                6.58                5.62               5.02             3.46              3.29
                                               =====               =====              =====           ======             =====
Total return(b) (%)                            20.02               (3.77)             (2.38)          (23.98)             2.64

RATIOS/SUPPLEMENTAL DATA:
Net assets at end of year ($ thousands)      345,797             336,420            230,786          109,691            74,004
Expense ratio (%)                               1.85                1.81               1.87             2.00              2.18
Expense ratio after expense reductions (%)      1.85                1.80               1.86             1.99              2.17
Ratio of net investment income to
  average net assets (%)                        8.36                8.90               8.76             9.41              6.14
Portfolio turnover rate (%)                    70.53               53.46              50.49            52.96             80.07
                                                                                CLASS C

-------------------------------------------------------------------------------------
                                                                         YEARS ENDED MARCH 31

-------------------------------------------------------------------------------------
                                             1998(a)             1999(a)            2000(a)              2001(a)        2002(a)(f)
-----------------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF YEAR ($)          5.99                6.59               5.63              5.02              3.46
                                               -----               -----              -----            ------              ----
  Net investment income ($)                     0.53                0.53               0.48              0.40              0.20

  Net realized and unrealized gain
    (loss) on investments ($)                   0.62               (0.79)             (0.61)            (1.55)            (0.12)
                                               -----               -----              -----            ------              ----
TOTAL FROM INVESTMENT OPERATIONS ($)            1.15               (0.26)             (0.13)            (1.15)             0.08
                                               -----               -----              -----            ------              ----
  Dividends from net investment income
    ($)                                        (0.55)              (0.53)             (0.48)            (0.41)            (0.25)
  Distribution from capital gains ($)            --                (0.17)               --                --                --
                                                ----                ----               ----              ----              ----
TOTAL DISTRIBUTIONS ($)                        (0.55)              (0.70)             (0.48)            (0.41)            (0.25)
                                                ----                ----               ----              ----              ----
NET ASSET VALUE, END OF YEAR ($)                6.59                5.63               5.02              3.46              3.29
                                               =====               =====              =====            ======              ====
Total return(b) (%)                            19.99               (3.76)             (2.57)           (23.98)             2.63

RATIOS/SUPPLEMENTAL DATA:
Net assets at end of year ($ thousands)       34,586              40,342             26,154            11,896             8,616
Expense ratio (%)                               1.85                1.81               1.87              2.00              2.18
Expense ratio after expense reductions (%)      1.85                1.80               1.86              1.99              2.17
Ratio of net investment income to
  average net assets (%)                        8.35                8.91               8.77              9.40              6.16
Portfolio turnover rate (%)                    70.53               53.46              50.49             52.96             80.07
-------------------------------------------------------------------------------------------------------------------------------
(a) Per-share figures have been calculated using the average shares method.
(b) Does not reflect any front-end or contingent deferred sales charges.
(c) Not annualized.
(d) Annualized.
(e) January 1, 1999 (commencement of share class) to March 31, 1999.
(f) Effective April 1, 2001, the fund has adopted the provisions on the AICPA Audit and Accounting Guide, Audit of
    Investment Companies and began amortizing premium on all fixed income securities. The effect of this change for the year ended March 31, 2002, was to decrease net investment income per share by $0.05, increase net realized and unrealized loss per share by $0.05, and decrease the ratio of net investment income to average net assets by 1.47%.
    The statement of changes and financial highlights for periods prior to April 1, 2001, have not been restated for this change in policy.

STATE STREET RESEARCH HIGH INCOME FUND

-------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS (cont'd)
-------------------------------------------------------------------------------

                                                                                CLASS S
                                          -------------------------------------------------------------------------------------
                                                                         YEARS ENDED MARCH 31
                                          -------------------------------------------------------------------------------------
                                             1998(a)             1999(a)            2000(a)           2001(a)        2002(a)(f)
-------------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF YEAR ($)          5.98                6.58               5.61            5.01              3.46
                                               -----               -----              -----          ------             -----
  Net investment income ($)                     0.59                0.58               0.53            0.41              0.24
  Net realized and unrealized gain
    (loss) on investments ($)                   0.63               (0.79)             (0.60)          (1.51)            (0.13)
                                               -----               -----              -----          ------             -----
TOTAL FROM INVESTMENT OPERATIONS ($)            1.22               (0.21)             (0.07)          (1.10)             0.11
                                               -----               -----              -----          ------             -----
  Dividends from net investment income ($)     (0.62)              (0.59)             (0.53)          (0.45)            (0.29)
  Distribution from capital gains ($)            --                (0.17)               --              --                --
                                               -----               -----              -----          ------             -----
TOTAL DISTRIBUTIONS ($)                        (0.62)              (0.76)             (0.53)          (0.45)            (0.29)
                                               -----               -----              -----          ------             -----
NET ASSET VALUE, END OF YEAR ($)                6.58                5.61               5.01            3.46              3.28
                                               =====               =====              =====          ======             =====
Total return(b) (%)                            21.22               (2.97)             (1.41)         (23.06)             3.36

RATIOS/SUPPLEMENTAL DATA:
Net assets at end of year ($ thousands)        7,860              48,384             45,737           3,438             3,930
Expense ratio (%)                               0.85                0.81               0.87            1.00              1.18
Expense ratio after expense reductions (%)      0.85                0.80               0.86            0.99              1.17
Ratio of net investment income to
  average net assets (%)                        9.36               10.00               9.81           10.40              7.20
Portfolio turnover rate (%)                    70.53               53.46              50.49           52.96             80.07
--------------------------------------------------------------------------------------------------------------------------------
(a) Per-share figures have been calculated using the average shares method.
(b) Does not reflect any front-end or contingent deferred sales charges.
(c) Not annualized.
(d) Annualized.
(e) January 1, 1999 (commencement of share class) to March 31, 1999.
(f) Effective April 1, 2001, the fund has adopted the provisions on the AICPA Audit and Accounting Guide, Audit of
    Investment Companies and began amortizing premium on all fixed income securities. The effect of this change for the year ended March 31, 2002, was to decrease net investment income per share by $0.05, increase net realized and unrealized loss per share by $0.05, anddecrease the ratio of net investment income to average net assets by 1.47%.
    The statement of changes and financial highlights for periods prior to April 1, 2001, have not been restated for this change in policy.

-------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS
-------------------------------------------------------------------------------

TO THE TRUSTEES OF STATE STREET RESEARCH INCOME TRUST AND THE SHAREHOLDERS OF STATE STREET RESEARCH HIGH INCOME FUND:

In our opinion, the accompanying statement of assets and liabilities, including the investment portfolio, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of State Street Research High Income Fund (a series of State Street Research Income Trust, hereafter referred to as the "Trust") at March 31, 2002, and the results of its operations, the changes in its net assets and the financial highlights for the periods indicated, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at March 31, 2002, by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Boston, Massachusetts

May 10, 2002

STATE STREET RESEARCH HIGH INCOME FUND

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE
--------------------------------------------------------------------------------

Class A shares of State Street Research High Income Fund returned 3.33%, [without sales charge] for the 12 months ended March 31, 2002. That was higher than the Lipper High Current Yield Funds Average, which was -0.94%. The fund slightly underperformed the CSFB Global High Yield Index II, which returned 3.41%.

During the early part of the year, the fund outperformed its peers by investing in higher-quality, more liquid "BB"-rated securities. Then, the managers increased the fund's exposure to single "B" securities, which outperformed in the second half of the year. The fund also benefited from its overweighting in healthcare, emerging market sovereign debt and from an underweighting in telecommunications, which detracted from absolute performance but helped relative performance.

Over the course of the year, we eliminated some of the riskier telecommunications and energy positions in the fund. We used the proceeds from sales to purchase the debt of investment-grade companies that had fallen out of favor, such as Williams Companies, U.S. West Communications, AT&T and Tyco International.

March 31, 2002

PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS. The fund's share price, yield and return will fluctuate, and you may have a gain or loss when you sell your shares. All returns assume reinvestment of capital gains distributions and income dividends. Performance reflects maximum 4.5% Class A share front- end sales charge, or 5% Class B(1) or Class B share or 1% Class C share contingent deferred sales charges, where applicable. Returns for Class B(1) reflect Class B performance through December 31, 1998. Class B(1) was introduced on January 1, 1999. Class S shares, offered without a sales charge, are available through certain employee benefit plans and special programs. The CSFB Global High Yield Index II mirrors the public high-yield debt market representing a total of 250 different sectors within this market. The index is unmanaged and does not take transaction charges into consideration. It is not possible to invest directly in the index. The Lipper High Current Yield Funds Average shows the performance of a category of mutual funds with similar goals. The Lipper average shows how well the fund has done compared with competing funds.

                                                           1 YEAR          5 YEARS          10 YEARS
-------------------------------------------------------------------------------------------------------
Class A
Cumulative Total Return
 (does not reflect sales charge)                                3.33%            -8.96%          56.89%
Cumulative Total Return
 (at maximum applicable sales charge)                          -1.32%           -13.06%          49.81%
Average Annual Total Return
 (at maximum applicable sales charge)                          -1.32%            -2.76%           4.13%
-------------------------------------------------------------------------------------------------------
Class B(1)
Cumulative Total Return
 (does not reflect sales charge)                                2.65%           -12.25%          46.45%
Cumulative Total Return
 (at maximum applicable sales charge)                          -2.11%           -13.35%          46.45%
Average Annual Total Return
 (at maximum applicable sales charge)                          -2.11%            -2.82%           3.89%
-------------------------------------------------------------------------------------------------------
Class B
Cumulative Total Return
 (does not reflect sales charge)                                2.64%           -12.03%          46.83%
Cumulative Total Return
 (at maximum applicable sales charge)                          -2.11%           -13.13%          46.83%
Average Annual Total Return
 (at maximum applicable sales charge)                          -2.11%            -2.78%           3.91%
-------------------------------------------------------------------------------------------------------
Class C
Cumulative Total Return
 (does not reflect sales charge)                                2.63%           -12.23%          46.65%
Cumulative Total Return
 (at maximum applicable sales charge)                           1.68%           -12.23%          46.65%
Average Annual Total Return
 (at maximum applicable sales charge)                           1.68%            -2.57%           3.90%
-------------------------------------------------------------------------------------------------------
Class S
Cumulative Total Return
 (does not reflect sales charge)                                3.36%            -7.78%          59.88%
Cumulative Total Return
 (at maximum applicable sales charge)                           3.36%            -7.78%          59.88%
Average Annual Total Return
 (at maximum applicable sales charge)                           3.36%            -1.61%           4.80%
-------------------------------------------------------------------------------------------------------

                          CHANGE IN VALUE OF $10,000
                 BASED ON THE CSFB GLOBAL HIGH YIELD INDEX II
                    COMPARED TO CHANGE IN VALUE OF $10,000
                          INVESTED IN HIGH INCOME FUND

CLASS A SHARES
                                High Income       CSFB Global High
                                   Fund            Yield Index II
            "3/92"               $ 9,550              $10,000
            "3/93"                11,335               11,428
            "3/94"                12,987               12,496
            "3/95"                13,221               13,198
            "3/96"                14,919               15,240
            "3/97"                16,456               17,007
            "3/98"                19,909               19,583
            "3/99"                19,273               19,441
            "3/00"                18,956               19,422
            "3/01"                14,499               19,567
            "3/02"                14,981               20,235

CLASS B(1) SHARES
                                High Income       CSFB Global High
                                   Fund            Yield Index II
            "3/92"               $10,000              $10,000
            "3/93"                11,869               11,428
            "3/94"                13,498               12,496
            "3/95"                13,619               13,198
            "3/96"                15,262               15,240
            "3/97"                16,688               17,007
            "3/98"                20,029               19,583
            "3/99"                19,273               19,441
            "3/00"                18,779               19,422
            "3/01"                14,266               19,567
            "3/02"                14,645               20,235

CLASS B SHARES
                                High Income       CSFB Global High
                                   Fund            Yield Index II
            "3/92"               $10,000              $10,000
            "3/93"                11,869               11,428
            "3/94"                13,498               12,496
            "3/95"                13,619               13,198
            "3/96"                15,262               15,240
            "3/97"                16,688               17,007
            "3/98"                20,029               19,583
            "3/99"                19,273               19,441
            "3/00"                18,814               19,422
            "3/01"                14,303               19,567
            "3/02"                14,683               20,235

CLASS C SHARES
                                High Income       CSFB Global High
                                   Fund            Yield Index II
            "3/92"               $10,000              $10,000
            "3/93"                11,869               11,428
            "3/94"                13,496               12,496
            "3/95"                13,614               13,198
            "3/96"                15,255               15,240
            "3/97"                16,707               17,007
            "3/98"                20,046               19,583
            "3/99"                19,291               19,441
            "3/00"                18,795               19,422
            "3/01"                14,287               19,567
            "3/02"                14,665               20,235

CLASS S SHARES
                                High Income       CSFB Global High
                                   Fund            Yield Index II
            "3/92"               $10,000              $10,000
            "3/93"                11,869               11,428
            "3/94"                13,609               12,496
            "3/95"                13,844               13,198
            "3/96"                15,671               15,240
            "3/97"                17,336               17,007
            "3/98"                21,014               19,583
            "3/99"                20,389               19,441
            "3/00"                20,101               19,422
            "3/01"                15,466               19,567
            "3/02"                15,988               20,235

--------------------------------------------------------------------------------
_______ High Income Fund           --------CSFB Global High Yield Index II
--------------------------------------------------------------------------------

STATE STREET RESEARCH INCOME TRUST

                                                                                                NUMBER OF
                                                                                                  FUNDS
                                   TERM OF                                                       IN FUND
                                 OFFICE AND                                                      COMPLEX
                      POSITION(s) LENGTH OF                                                    OVERSEEN BY
NAME, ADDRESS AND        HELD       TIME                                                         TRUSTEE/OTHER DIRECTORSHIPS
AGE(a)                 WITH FUND   SERVED(b)      PRINCIPAL OCCUPATIONS DURING PAST 5 YEARS     OFFICER(c) HELD
                                                                                                BY TRUSTEE/OFFICER
-----------------------------------------------------------------------------------------------------------------------------------
INDEPENDENT TRUSTEES
BRUCE R. BOND           Trustee      Since    Retired; formerly, Chairman of the Board, Chief        28    Ceridian Corporation
(56)                                 1999     Executive Officer and President, PictureTel
                                              Corporation (video conferencing systems)
-----------------------------------------------------------------------------------------------------------------------------------
STEVE A. GARBAN         Trustee      Since    Retired; formerly, Senior Vice President for           48    Metropolitan Series
(64)                                 1997     Finance and Operations and Treasurer, The                    Fund, Inc.(d)
                                              Pennsylvania State University
-----------------------------------------------------------------------------------------------------------------------------------
DEAN O. MORTON          Trustee      Since    Retired; formerly, Executive Vice President, Chief     48    The Clorox Company;
(70)                                 1986     Operating Officer and Director, Hewlett-Packard              KLA-Tencor Corporation;
                                              Company (computer manufacturer)                              BEA Systems, Inc.;
                                                                                                           Cepheid; Pharsight
                                                                                                           Corporation; and
                                                                                                           Metropolitan Series
                                                                                                           Fund, Inc.(d)
-----------------------------------------------------------------------------------------------------------------------------------
SUSAN M. PHILLIPS       Trustee      Since    Dean, School of Business and Public Management,        28    None
(57)                                 1999     George Washington University; formerly, a member of
                                              the Board of Governors of the Federal Reserve
                                              System; and Chairman and Commissioner of the
                                              Commodity Futures Trading Commission
-----------------------------------------------------------------------------------------------------------------------------------
TOBY ROSENBLATT         Trustee      Since    President, Founders Investments Ltd. (investments);    48    A.P. PHARMA, Inc.; and
(63)                                 1993     formerly, President, The Glen Ellen Company                  Metropolitan Series
                                              (private investment firm)                                    Fund, Inc.(d)
-----------------------------------------------------------------------------------------------------------------------------------
MICHAEL S. SCOTT        Trustee      Since    Jay W. Forrester Professor of Management, Sloan        48    Metropolitan Series
MORTON                               1987     School of Management, Massachusetts Institute of             Fund, Inc.(d)
(64)                                          Technology
-----------------------------------------------------------------------------------------------------------------------------------
JAMES M. STOREY         Trustee      Since    Attorney; formerly, Partner, Dechert (law firm)        28    SEI Investments Funds
(71)                                 2002                                                                  (consisting of 104
                                                                                                           portfolios); The
                                                                                                           Massachusetts Health &
                                                                                                           Education Tax-Exempt
                                                                                                           Trust
-----------------------------------------------------------------------------------------------------------------------------------
INTERESTED TRUSTEES

RICHARD S. DAVIS        Trustee      Since    Chairman of the Board, President and Chief             28    None
(56)                                 2000     Executive Officer of State Street Research &
                                              Management Company; formerly, Senior Vice
                                              President, Fixed Income Investments, Metropolitan
                                              Life Insurance Company; and Managing Director, J.P.
                                              Morgan Investment Management
-----------------------------------------------------------------------------------------------------------------------------------
OFFICERS

DONALD G. DEVEUVE       Vice       Since    Senior Vice President of State Street Research &         11    None
(45)                  President     2001    Management Company; formerly, Vice President,
                                            State Street Research & Management Company
-----------------------------------------------------------------------------------------------------------------------------------
ROSALINA FELICIANO      Vice       Since    Senior Vice President of State Street Research &         11    None
(38)                  President     2001    Management Company; formerly, Vice President,
                                            State Street Research & Management Company
-----------------------------------------------------------------------------------------------------------------------------------
JOHN H. KALLIS          Vice       Since    Senior Vice President of State Street Research &         13    None
(61)                  President     1987    Management Company
-----------------------------------------------------------------------------------------------------------------------------------
JOHN S. LOMBARDO        Vice       Since    Managing Director, Chief Financial Officer of            28    None
(47)                  President     2001    State Street Research & Management Company;
                                            formerly, Executive Vice President, State Street
                                            Research & Management Company; and Senior Vice
                                            President, Product and Financial Management,
                                            MetLife Auto & Home
-----------------------------------------------------------------------------------------------------------------------------------
MARK A. MARINELLA       Vice       Since    Managing Director of State Street Research &             17    None
(44)                  President     2001    Management Company; formerly, Executive Vice
                                            President and Senior Vice President,
                                            State Street Research & Management
                                            Company; and principal and senior
                                            portfolio manager, STW Fixed Income
                                            Management Ltd.
-----------------------------------------------------------------------------------------------------------------------------------
JAMES M. WEISS         Vice        Since    Managing Director and Director of State Street         26    None
(55)                 President      1998    Research & Management Company; formerly, Executive
                                            Vice President and Senior Vice President, State
                                            Street Research & Management Company
-----------------------------------------------------------------------------------------------------------------------------------
DOUGLAS A. ROMICH      Treasurer   Since    Senior Vice President and Treasurer of State Street    28    None
(45)                                2001    Research & Management Company; formerly, Vice
                                            President and Assistant Treasurer, State Street
                                            Research & Management Company
-----------------------------------------------------------------------------------------------------------------------------------
FRANCIS J.             Secretary   Since    Managing Director, General Counsel and Secretary of    28    None
MCNAMARA, III                       1995    State Street Research & Management Company;
(46)                                        formerly, Executive Vice President, State Street
                                            Research & Management Company
-----------------------------------------------------------------------------------------------------------------------------------
The fund's Statement of Additional Information includes additional information about the fund's trustees, and is available without charge, by contacting State Street Research, One Financial Center, Boston, Massachusetts 02111-2690, or by calling toll-free
1-87-SSR-FUNDS (1-877-773-8637).

(a) The address of each person is c/o State Street Research & Management Company, One Financial Center, Boston, MA 02111-2690.
(b) A Trustee serves until he or she retires, resigns or is removed as provided in the master trust agreement of the respective
    Trust. Each Trust has adopted a mandatory retirement age of 72. Each officer holds office until he or she resigns, is removed or a successor is elected.
(c) Includes all series of 11 investment companies for which State Street Research & Management Company has served as sole investment adviser and all series of Metropolitan Series Fund, Inc. The primary adviser to Metropolitan Series Fund, Inc. is
    MetLife Advisers, LLC, which has retained State Street Research & Management Company as sub-adviser to certain series of
    Metropolitan Series Fund, Inc.
(d) Serves as Director of Metropolitan Series Fund, Inc., an investment company comprising 20 separate portfolios.

STATE STREET RESEARCH HIGH INCOME FUND                       -----------------
One Financial Center                                             PRSRT STD
Boston, MA 02111-2690                                              AUTO
                                                             U.S. POSTAGE PAID
                                                               HOLLISTON, MA
                                                               PERMIT NO.20
                                                             -----------------


QUESTIONS? COMMENTS?

E-MAIL us at:
    info@ssrfunds.com

VISIT us on the Internet at:
    www.ssrfunds.com

CALL us at 1-87-SSR-FUNDS (1-877-773-8637)
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WRITE us at:
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    Boston, MA 02266-8408

[Logo] STATE STREET RESEARCH

(C)2002 State Street Research Investment Services, Inc.,
One Financial Center, Boston, MA 02111-2690

This report is prepared for the general information of current shareholders.

This publication must be accompanied or preceded by a current State Street Research High Income Fund prospectus.

When used after June 30, 2002, this report must be accompanied by the most recent Quarterly Performance Update.

Portfolio changes should not be considered recommendations for action by individual investors.

The Dalbar awards recognize quality shareholder service and should not be considered a rating of fund performance. The survey included mutual fund complexes that volunteered or were otherwise selected to participate and was not industrywide.

CONTROL NUMBER:(exp0503) SSR-LD                                    HI-1758-0502